EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Legal Name

Country

Websense UK Limited

United Kingdom

Websense Japan KK

Japan

Websense (Australia) Pty Limited

Australia

Websense International Limited

Ireland

Websense Holdings International Limited

Ireland

Websense France S.A.R.L.

France

Websense Deutschland GmbH

Germany